Investment Grade Municipal Income Fund Inc.
Exhibit 77Q2

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE The Fund is not aware of any outstanding report required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 by any board member or officer.